Exhibit 99.3
STONE ENERGY CORPORATION
Announces Tender Offer and Consent Solicitation
LAFAYETTE, LA. January 11, 2010
     Stone Energy Corporation (NYSE: SGY) today announced that it has commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $200 million aggregate principal amount of 8-1/4% Senior Subordinated Notes due 2011 (CUSIP No. 861642AE6) (the “Notes”). The Tender Offer and Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated January 11, 2010 (the “Offer to Purchase”). The Offer will expire at 9:00 a.m., New York City Time, on Tuesday, February 9, 2010, unless extended by Stone in its sole discretion (the “Expiration Time”).
     Holders who validly tender (and do not validly withdraw) their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to 5:00 p.m., New York City time, on January 25, 2010, unless extended by us in our sole discretion (such time and date, as the same may be extended, the “Consent Expiration”), will receive total consideration equal to $1002.50 per $1,000 principal amount of the Notes, which includes a consent payment of $30.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. The Offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Consent Expiration and accepted for purchase could receive payment as early as January 26, 2010.
     Holders who tender (and do not validly withdraw) their Notes after the Consent Expiration and prior to the Expiration Time will be entitled to receive consideration equal to $972.50 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders of Notes tendered after the Consent Expiration will not receive a consent payment.
     Following receipt of the consent of holders of at least a majority in aggregate principal amount of the outstanding Notes, Stone will execute a supplemental indenture effecting the proposed amendments, which would permit Stone to redeem the Notes on as little as three days’ prior written notice. Except in certain circumstances, Notes tendered and consents delivered may be withdrawn only prior to the Consent Expiration.
     The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (i) the receipt of the required consents to amend and supplement the indenture governing the Notes in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties, and (ii) the completion of one or more capital markets transactions with combined net proceeds to Stone of at least $203 million, so that, when combined with other cash on hand, we will have sufficient funds to pay the total consideration for all Notes tendered and accepted for purchase plus all related fees and expenses, each as more fully described in the Offer to Purchase.
     Stone has engaged BofA Merrill Lynch as Dealer Manager for the Offer. Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-4603

(collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D. F. King & Co., Inc., the Information Agent, at (888) 567-1626 (toll free) or (212) 269-5550 (collect).
     This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Offer to Purchase. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
Forward Looking Statement
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.